Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE COMPLETES SALE OF AUTHENTIDATE INTERNATIONAL AG

BERKELEY HEIGHTS, NJ – April 6, 2011 — Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of secure health information exchange, workflow management services and telehealth solutions, today announced it has completed the sale of its wholly-owned subsidiary, Authentidate International AG, to Exceet Group, AG, a Swiss corporation. Exceet purchased all of the outstanding shares of Authentidate International and certain claims of Authentidate regarding its interest in Authentidate International for approximately $1.5 million. Exceet also agreed to assume the net liabilities of Authentidate International. The transaction closed on April 1, 2011 and net cash proceeds after transaction costs are expected to be approximately $1.3 million.

Ben Benjamin, President of Authentidate, stated “We are pleased to complete the sale of Authentidate International, especially in such a challenging environment for these types of transactions. The net proceeds from the sale will improve our cash position and the sale will enable us to focus our efforts on the growth opportunities that our Inscrybe® Healthcare, hospital discharge and ExpressMD products and services represent. We have made significant progress with customers for our healthcare products and we expect to assertively implement our growth plans.”

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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